EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of BioRestorative Therapies, Inc. on Form S-8 of our report dated April 29, 2021 with respect to our audits of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiary as of December 31, 2020 and 2019 and for the years then ended, which report is included in the Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2020.  We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Friedman LLP

Marlton, NJ
April 30, 2021